UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2006

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

000-32593	73-1599600
(Commission File Number)	(IRS Employer Identification Number)

115 West 7th Street, Suite 1415, Forth Worth, Texas 76102

(Address of Principal Executive Offices)

(877) 329-8388

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 25, 2006,  Wentworth Energy, Inc. (the "Company") entered into consulting agreements with Michael S. Studdard, George Barnes and Tom J. Temples (Attached hereto as Exhibits 10.28, 10.29, and 10.30, respectively).

As an adjunct of completion of the acquisitions of Barnico Drilling, Inc. and the assets of Roboco Energy, Inc., the Company agreed to enter into consulting agreements with George Barnes, owner of Barnico Drilling, Inc., and Michael Studdard and Tom Temples, both owners and officers of Roboco.  Mr. Studdard, Mr. Barnes and Dr. Temples further agreed to become executive officers and directors of the Company.  These agreements have terms paying them each $120,000 during the first year and then $180,000 for each of the next two years, plus $27,000 per year in lieu of benefits.  The new directors also each received 2,350,000 options to purchase Wentworth Energy common stock at $1.50 per share for a period of 3 years, with the options vesting at the rate of 195,834 per quarter.  Termination of the consulting contracts without good cause will entitle Mr. Barnes, Mr. Studdard and Dr. Temples to lump-sum payout of the remainder of the contracts, and any remaining options immediately vested but exercisable within 30 days of termination.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2006, the Board of Directors of the Company appointed Michael S. Studdard and George Barnes to fill vacancies on the Board.  In addition, Dr. Temples, Mr. Studdard and Mr. Barnes have also been appointed as executive officers of the Company.  Mr. Studdard will act as President, Mr. Barnes will serve as Vice President of Operations, and Dr. Temples will serve as Vice President of Exploration and Production.  On August 21, 2006, Gordon C. McDougall resigned as President of the Company to permit Mr. Studdard’s appointment as President.

Michael Studdard, age 56,  is a member of the American Associated of Professional Landmen and the Society of Exploration Geophysicists.  From 1992 to 2006, Mr. Studdard has served as an independent landman, founding Michael S. Studdard and Associates, a company specializing in seismic permitting and exploration ventures.  Mr. Studdard founded Signature Geophysical where he was responsible to hiring and supervising landsmen, field crews, sales and marketing.  From 1989 to 1992, Mr. Studdard was Regional Director of Sales for GFS Company where he was responsible for coordinating and managing sales and marketing activities and developing relationships with oil and gas companies including Mobil, Texaco, Exxon, Chevron and other independent exploration companies.  From 1986 to 1992, he was National Sales Director with TGC Industries where he increased sales from $6M to $18M within the first two years during a depressed economy.  From 1976to 1986, he was co-owner of Ward Exploration where he was Manager of Public Relations and Sales responsible for personnel and budgets as well as manager of field crew operations.  Prior thereto, Mr. Studdard served in various capacities with SPS Services, Inc.

George Barnes, age 43, has been President of Barnico Drilling, Inc. since its formation in 1992.  He is a second generation oil & gas drilling contractor with more than 24 years of hands on drilling operations experience. Mr. Barnes has experience in all facets of drilling ranging from site preparation all the way through drilling and completions.  He has oversight and management responsibilities for two drilling rigs, six rig-hauling tractor trailer trucks and four caterpillar crawler tractors.  Mr. Barnes manages up to 40 employees of which 18 are highly-experienced, key employees who have been with the company from its inception.

Tom J. Temple, age 52, is an AAPG Certified Petroleum Geologist, a SIPES Certified Earth Scientist, a Registered Professional Geologist (Arkansas) and a Registered Environmental Manager with 30 years of experience in exploration, development and management of petroleum ventures in North America.  Dr. Temples is founder and co-owner of Advanced Environmental Solutions, LLC ("AES"), a geological research and consulting company headquartered in Lexington, South Carolina.  Dr. Temples is also an Associate Research Professor at the University of South Carolina and Adjunct Professor of Geology at Clemson University.  Dr. Temples received his Bachelor of Science degree from Clemson University and his Ph.D. from the University of South Carolina.  Prior to founding AES, Dr. Temples was employed as Senior Geotechnical Advisor to the Department of Energy at Savannah River Site, from 1991 to 1999.  Dr. Temples was Exploration Manager for Peko Oil, USA where he was responsible for exploration and generation of prospects for drilling, as well as the risk assessment and budget preparation for a $200 million program.  Early in his career, he served in various capacities with Texaco, Inc.

Item 9.01	Financial Statements and Exhibits

Exhibit No	Description
10.28	Consulting Agreement between Wentworth Energy, Inc. and Michael S. Studdard dated July 25, 2006
10.29	Consulting Agreement between Wentworth Energy, Inc. and George Barnes, dated July 25, 2006
10.30	Consulting Agreement between Wentworth Energy, Inc. and Tom J. Temples, dated July 25, 2006
10.31	Incentive Stock Option Agreement between Wentworth Energy, Inc. and Michael S. Studdard, dated July 1, 2006 (2,000,000 options)
10.32	Incentive Stock Option Agreement between Wentworth Energy, Inc. and George Barnes, dated July 1, 2006 (2,000,000 options)
10.33	Incentive Stock Option Agreement between Wentworth Energy, Inc. and Tom J. Temples, dated July 1, 2006 (2,000,000 options)
10.34	Incentive Stock Option Agreement between Wentworth Energy, Inc. and Michael S. Studdard, dated July 4, 2006 (350,000 options)
10.35	Incentive Stock Option Agreement between Wentworth Energy, Inc. and George Barnes, dated July 4, 2006 (350,000 options)
10.36	Incentive Stock Option Agreement between Wentworth Energy, Inc. and Tom J. Temples, dated July 4, 2006 (350,000 options)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENTWORTH ENERGY, INC
Date: August 21, 2006	By: /s/ John Punzo
John Punzo, President